Exhibit 10.27

TECHNE CORPORATION

FORM OF INDEMNIFICATION AGREEMENT

THIS AGREEMENT (“Agreement”), which provides for indemnification, expense advancement and other rights under the terms and conditions set forth, is made and entered into this              day of             , 2        between Techne Corporation, a Minnesota corporation doing business as Bio-Techne (the “Company”), and                     (“Indemnitee”).

RECITALS

WHEREAS, Indemnitee is serving as a[n] [officer][director] of the Company, and as such is performing a valuable service for the Company; and

WHEREAS, competent and experienced persons are becoming increasingly likely to require, as a condition to service, adequate protection through liability insurance and adequate company indemnification against risks of claims and actions against them arising out of their service to the corporation; and

WHEREAS, the Board of Directors has determined that the ability to attract and retain qualified persons to serve as directors and/or officers is in the best interests of the Company and its shareholders, and that the Company should act to assure such persons that there will be adequate certainty of protection through insurance and indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the Company; and

WHEREAS, Section 302A.521 of the Minnesota Statutes permits the Company to indemnify and advance expenses to its officers and directors and to indemnify and advance expenses to persons who serve at the request of the Company as directors, officers, employees, or agents of other corporations or enterprises; and

WHEREAS, the Company has adopted provisions in its Bylaws relating to indemnification and advancement of expenses to its officers and directors; and

WHEREAS, the Company and Indemnitee desire to enter into an indemnification agreement which specifies the rights and obligations of the Company and such person with respect to indemnification, advancement of expenses and related matters, and to have such agreement supersede the indemnification and expense advancement provisions of the Company’s Bylaws.

AGREEMENT

Now, therefore, in consideration of Indemnitee’s continued service to the Company in Indemnitee’s Official Capacity, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement:

(a) “Board of Directors” means the Company’s board of directors.

(b) “Change of Control” means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 5.01 of Current Report on Form 8-K (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

(c) “Official Capacity” means Indemnitee’s corporate status as an officer and/or director and any other fiduciary capacity in which he serves the Company, its subsidiaries and affiliates, and any other entity which he serves in such capacity at the request of the Company’s CEO, its Board of Directors or any committee of its Board of Directors. “Official Capacity” also refers to all actions which Indemnitee takes or does not take while serving in such capacity.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advancement of expenses is sought by Indemnitee.

(e) “Effective Date” means the date first above written.

(f) “Expenses” shall include all direct and indirect costs actually and reasonably incurred by or on behalf of Indemnitee in connection with a Proceeding including, but not limited to, judgments, fines, liabilities or amounts paid in settlement, excise taxes assessed with respect to an employee benefit plan, reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, advisory fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with investigating, prosecuting, defending, preparing to investigate, prosecute or defend a Proceeding, or being or preparing to be a witness in a Proceeding.

(g) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past two years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(h) “Proceeding” includes any actual or threatened inquiry, investigation, action, suit, arbitration, or any other such actual or threatened action or occurrence, whether civil, criminal, administrative or investigative, including a proceeding by or in the right of the corporation, whether or not initiated prior to the Effective Date, except a proceeding initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his or her rights under this Agreement.

2. Service by Indemnitee. Indemnitee will [serve] [continue to serve] in Indemnitee’s Official Capacity faithfully and to the best of Indemnitee’s ability so long as Indemnitee has or holds such Official Capacity. Indemnitee may at any time and for any reason resign from Indemnitee’s Official Capacity (subject to any other contractual obligation or any obligation imposed by operation of law).

3. Indemnification and Advancement of Expenses.

(a) General. Except as otherwise provided in this Agreement, the Company shall indemnify and advance Expenses to Indemnitee to the fullest extent permitted by Minnesota law, including Section 302A.521 of the Minnesota Statutes, as such law may from time to time be amended. Indemnitee shall be entitled to the Indemnification and/or advancement provided in this Section if, by reason of his or her Official Capacity, Indemnitee is a party or is threatened to be made a party to any Proceeding or by reason of anything done or not done by Indemnitee in his or her Official Capacity. The Company shall indemnify Indemnitee against all Expenses, and shall advance Expenses to Indemnitee, in each case if Indemnitee is determined to have met the standard of conduct set forth in Section 6(a).

(b) Exceptions. Indemnitee shall receive no indemnification or advancement of Expenses:

(i) to the extent such indemnification against or advancement of Expenses is expressly prohibited by Minnesota law or the public policies of Minnesota, the United States of America or agencies of any governmental authority in any jurisdiction governing the matter in question;

(ii) to the extent payment is actually made to Indemnitee for the amount to which Indemnitee would otherwise have been entitled under this Agreement pursuant to an insurance policy, or another indemnity agreement or arrangement from the Company or other person or entity;

(iii) in connection with any Proceeding, or part thereof (including claims and counterclaims) initiated by Indemnitee, except a judicial proceeding or arbitration pursuant to Section 7(a) to enforce rights under this Agreement, unless the Proceeding (or part thereof) was authorized by the Board of Directors of the Company; and

(iv) with respect to any Proceeding brought by or on behalf of the Company against Indemnitee that is authorized by the Board of Directors of the Company and, following a Change of Control, authorized by a majority of the Company’s directors who were directors immediately before the Change of Control, except as provided in Section 4 below.

4. Indemnification for Expenses of Successful Party. Notwithstanding the limitations of any other provisions of this Agreement, to the extent that Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, including, without limitation, the dismissal of any action without prejudice, or if it is ultimately determined that Indemnitee is otherwise entitled to be indemnified against Expenses, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred in connection therewith. If Indemnitee is partially successful on the merits or otherwise in defense of any Proceeding, such indemnification shall be apportioned appropriately to reflect the degree of success.

5. Indemnification for Expenses Incurred in Serving as a Witness. Notwithstanding any other provisions of this Agreement, if in any Proceeding with respect to which is not made or threatened to be made a party, Indemnitee serves as a witness by reason of Indemnitee’s Official Capacity, Indemnitee shall be entitled to indemnification against and advancement of all Expenses that directly relate to such service as a witness.

6. Determination of Entitlement to Indemnification.

(a) Standard of Conduct. Indemnitee shall be entitled to indemnification against and/or advancement of Expenses (subject to the provision of a written affirmation in compliance with Section 10 in the case of a request to advance Expenses), pursuant to this Agreement, only upon a determination, (based on the facts then known in the case of a request for advancement of Expenses), that Indemnitee (i) has not been indemnified by another organization or employee benefit plan for the same Expenses; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of, or not opposed to the best interests of, the Company. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the criteria set forth in this Section.

In the event of a guilty plea by Indemnitee, Indemnitee shall remain entitled to indemnification; provided, however, that following such plea Indemnitee in good faith requests indemnification. Indemnitee’s eligibility for indemnification shall be determined as set forth in Section 6(b)(i)-(vi) below. If, in reviewing Indemnitee’s plea and the facts and circumstances relating to such plea, the decision-maker identified in Sections 6(b)(i)-(iv) below determines that Indemnitee has met the standard of conduct set forth in this Section 6(a) and thus is entitled to indemnification for any items set forth in Section 3(a) above, then the Company shall indemnify Indemnitee in accordance with the decision-maker’s determination.

(b) Manner of Determining Eligibility. Upon Indemnitee’s written request for indemnification or advancement of Expenses, the entitlement of Indemnitee to such requested indemnification or advancement of Expenses shall be determined by:

(i) the Board of Directors of the Company by a majority vote of Disinterested Directors (defined above), as long as such majority constitutes a quorum; or

(ii) a majority of a committee of Disinterested Directors consisting solely of two or more directors designated to act in the matter by a majority of the full Board of Directors; or

(iii) Independent Counsel (defined above) selected either by a majority of the Board of Directors or a committee thereof by vote pursuant to clause (i) and (ii) in this Section or, if the requisite quorum of the full Board of Directors cannot be obtained and such committee cannot be established, by a majority of the full Board of Directors including directors who are parties; or

(iv) affirmative vote of the shareholders required by Minn. Stat. § 302A.437, but the shares held by parties to the Proceeding must not be counted in determining the presence of a quorum and are not considered to be present and entitled to vote on the determination; or

(v) a court in Minnesota if an adverse determination is made under clauses (b)(i)-(iv) of this Section, or if no determination is made under clauses (b)(i)-(iv) of this Section within 60 days after the later of the termination of the subject Proceeding or a written request for indemnification against and/or advancement of Expenses to the Company; or

(vi) in the event that a Change of Control has occurred, by Independent Counsel (selected by Indemnitee) in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee.

(c) Determination of Eligibility Following Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnification against or the advancement of Expenses under this Agreement or any other agreements, Company Bylaw, provision in the Articles of Incorporation or any other document now or hereafter in effect relating to such indemnification or advancement of Expenses, the Company shall seek legal advice only from Independent Counsel. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d) Payment of Costs of Determining Eligibility. The Company shall pay all costs associated with its determination of Indemnitee’s eligibility for indemnification against or advancement of Expenses.

(e) Presumptions and Effect of Certain Proceedings. The Secretary of the Company shall advise the Board of Directors in writing promptly upon receipt of Indemnitee’s request for indemnification and/or advancement of Expenses, and the Company shall thereafter promptly make the determination or initiate the appropriate process for making such determination, in either case pursuant to Section 6(b).

7. Remedies of Indemnitee.

(a) In the event that a determination is made that Indemnitee is not entitled to indemnification against or advancement of Expenses hereunder or if payment or a payment arrangement has not been timely made within fifteen (15) business days following a determination of entitlement to indemnification against and/or advancement of Expenses, Indemnitee shall be entitled to a final adjudication in a court of competent jurisdiction of entitlement to such indemnification and/or advancement. Alternatively, Indemnitee may seek an award in an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within sixty (60) calendar days following the filing of the demand for arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration. The determination in any such judicial proceeding or arbitration shall be made de novo and Indemnitee shall not be prejudiced by reason of a determination (if so made) pursuant to Section 6 that Indemnitee is not entitled to indemnification or advancement.

(b) If a determination is made or deemed to have been made under the terms of Section 6, or any other Section hereunder, that Indemnitee is entitled to indemnification, the Company shall be bound by such determination and is precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable.

(c) If the court or arbitrator shall determine that Indemnitee is entitled to any indemnification or payment of Expenses hereunder, the Company shall pay all Expenses actually and reasonably incurred by Indemnitee in connection with such adjudication or arbitration (including, but not limited to, any appellate Proceedings).

8. Continuation of Obligation of Company. All agreements and obligations of the Company contained in this Agreement shall continue during the period of Indemnitee’s Official Capacity and shall continue thereafter with respect to any Proceedings based on or arising out of Indemnitee’s Official Capacity. This Agreement shall be binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of Indemnitee’s heirs, personal representatives and estate.

9. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of any Proceeding, Indemnitee must notify the Company in writing of the commencement thereof; but, except as set forth in Section 9(d) below, the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding of which Indemnitee notifies the Company:

(a) Except as otherwise provided in this Section 9(b), to the extent that it may wish, the Company may, separately or jointly with any other indemnifying party, assume the defense of the Proceeding. After notice from the Company to Indemnitee of its election to assume the defense of the Proceeding, the Company shall not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee except as otherwise provided below. Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably determined that there is a conflict of interest between the Company and Indemnitee in the conduct of the defense of the Proceeding, and such determination is supported by an opinion of qualified legal counsel addressed to the Company, or (iii) the Company shall not within sixty (60) calendar days of receipt of notice from Indemnitee in fact have employed counsel to assume the defense of the Proceeding.

(b) The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have made the determination provided for in subparagraph (a)(ii) above.

(c) Regardless of whether the Company has assumed the defense of a Proceeding, the Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, and the Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on, or require any payment from, Indemnitee without Indemnitee’s written consent.

(d) Until the Company receives notice of a Proceeding from Indemnitee, the Company shall have no obligation to indemnify against or advance Expenses to Indemnitee as to Expenses incurred prior to Indemnitee’s notification of Company.

10. Indemnitee’s Written Affirmation In Connection With A Request For Advancement. As a condition precedent to the Company’s advancement of Expenses to and/or indemnification of Indemnitee, Indemnitee shall provide the Company with (a) a written affirmation by such person of his or her good faith belief that the criteria for indemnification set forth in subdivision 2 of Section 302A.521 of Minnesota Statutes have been satisfied, and (b) an undertaking, in substantially the form attached as Exhibit 1, by or on behalf of Indemnitee to reimburse such amount if it is finally determined, after all appeals by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such Expenses by the Company as provided by this Agreement or otherwise. Indemnitee’s undertaking to reimburse any such amounts is not required to be secured.

11. Severability; Prior Indemnification Agreements.

(a) If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Company provide protection to Indemnitee to the fullest enforceable extent provided for in this Agreement.

(b) This Agreement shall supersede and replace any prior indemnification agreements entered into by and between the Company and Indemnitee and any such prior agreements shall be terminated upon execution of this Agreement.

(c) This Agreement shall supersede the provisions of the Company’s Bylaws regarding indemnification and advancement of expenses, and is intended as the sole agreement governing the rights of Indemnitee to indemnification and advancement of expenses to Indemnitee with respect to all matters which are the subject of this Agreement.

12. Non-attribution of Actions of Any Indemnitee to Any Other Indemnitee. For purposes of determining whether Indemnitee is entitled to indemnification against or advancement of Expenses by the Company under this Agreement or otherwise, the actions or inactions of any other indemnitee or group of indemnitees shall not be attributed to Indemnitee.

13. Headings; References; Pronouns. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. References herein to section numbers are to sections of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

14. Other Provisions.

(a) This Agreement shall be interpreted and enforced in accordance with the laws of Minnesota.

(b) This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced as evidence of the existence of this Agreement.

(c) This Agreement shall not be deemed an employment contract between the Company and Indemnitee, and the Company shall not be obligated to continue Indemnitee in Indemnitee’s Official Capacity by reason of this Agreement.

(d) Upon a payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of Indemnitee to recover against any person for such liability, and Indemnitee must execute all documents and instruments required and must take such other actions as may be necessary to secure such rights, including the execution of such documents as may be necessary for the Company to bring suit to enforce such rights.

(e) No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(f) The Company agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertions to the contrary.

(g) Indemnitee’s rights under this Agreement shall extend to Indemnitee’s spouse, members of Indemnitee’s immediate family, and Indemnitee’s representative(s), guardian(s), conservator(s), estate, executor(s), administrator(s), and trustee(s), (all of whom are referred to as “Related Parties”), as the case may be, to the extent a Related Party or a Related Party’s property is subject to a Proceeding by reason of Indemnitee’s Official Capacity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

TECHNE CORPORATION

By:
Name:
Title:

Indemnitee

EXHIBIT 1

UNDERTAKING TO REPAY INDEMNIFICATION EXPENSES

I                                     , agree to reimburse Techne Corporation (the “Company”) for all expenses paid to me by the Company for my defense in any civil or criminal action, suit, or Proceeding, in the event, and to the extent that it shall ultimately be determined that I am not entitled to be indemnified by the Company for such expenses.

Signature

Typed Name

Office

                                         ) ss:

Before me                             , on this day personally appeared                                 , known to me to be the person whose name is subscribed to the foregoing instrument, and who, after being duly sworn, stated that the contents of said instrument is to the best of his/her knowledge and belief true and correct and who acknowledged that he/she executed the same for the purpose and consideration therein expressed.

GIVEN under my hand and official seal at             , this              day of             , 2            .

Notary Public

My commission expires: